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                                                                EXHIBIT 10.21


                              CONSULTING AGREEMENT

                This Agreement is effective this 1st day of March, 1996, by and between Managed Care Solutions, Inc. (hereinafter "MCS"), an Delaware corporation, and Cornerstone Health Management Company (hereinafter "CHM"), a Delaware corporation.

                                    RECITALS

                Whereas, MCS has developed an ancillary services product, including but not limited to, training and management techniques, specifically prepared management and training materials, documents and computer software (hereinafter "MCS Ancillary Services Product") that can be used to establish an ancillary services system. Such ancillary services system will effectively allow hospitals to efficiently and cost effectively provide ancillary services, including but not limited to, occupational therapy, speech therapy, physical therapy, respiratory therapy, diagnostic imaging, laboratory and pharmacy services to nursing homes and extended care facilities (hereinafter "ECFs").

                Whereas, CHM has a desire to develop an ancillary services product, and the techniques and materials in order for CHM to establish agreements with hospitals that will improve such hospitals ability to provide ancillary services to ECFs.

                Whereas, CHM desires to enter the business of comprehensive ancillary services management by using MCS's consulting services that will provide CHM access to the MCS Ancillary Services Product.

                Whereas, MCS is willing to provide consulting services to CHM and to provide CHM access to the MCS Ancillary Services Product pursuant to the terms of this Agreement.

                NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties do hereby agree as follows:

1.      Scope of Services Provided by MCS.
        ---------------------------------

                CHM hereby contracts with MCS to perform the services and provide the MCS Ancillary Services Product, set forth in Exhibit A attached hereto, in a timely manner, in accordance with the terms and conditions set forth in this Agreement. CHM acknowledges that the proprietary billing and reporting computer software that CHM will be allowed to use will not be delivered by MCS until after March 15, 1996.

2.      Payment.
        -------

                CHM agrees to pay MCS as follows:
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                A.      Payment Upon Execution.
                        ----------------------

                        CHM shall pay MCS Two Hundred and Twenty-five Thousand Dollars ($225,000.00) by wire transfer on March 1, 1996.

                B.      Payment of Additional Fee.
                        -------------------------

                        An additional fee of Two Hundred Thousand Dollars ($200,000.00) shall be pay by CHM to MCS as follows:

                        1) $10,000 shall be due and payable immediately upon the execution by CHM of its first ten (10) hospital management agreements whereby CHM will be providing management services to hospitals in order for hospitals to implement an ancillary services program with ECFs (hereinafter the "CHM Hospital Management Agreements"). A total of $100,000 shall be paid pursuant to this subparagraph 1;

                        2) After CHM executes each of its first ten (10) CHM Hospital Management Agreements with a hospital (hereinafter "Participating Hospital"), $5,000 shall be due and payable when each Participating Hospital thereafter enters its first agreement to provide ancillary services to an ECF. A total of $50,000 shall be paid by CHM to MCS pursuant to this subparagraph 2;

                        3) At the time a Participating Hospital first generates $500,000 of gross revenue from its ancillary services provided to ECFs over a consecutive twelve month period, $5,000 shall be due and payable by CHM to MCS. A total of $50,000 shall be paid by CHM to MCS pursuant to this subparagraph 3;

                        4) Payment to MCS is due within fifteen (15) days after each condition is satisfied in subparagraphs 1-3 above.

                        5) Notwithstanding anything herein to the contrary, if this Agreement terminates or is terminated for any reason other than due to a breach by MCS prior to the full payment of the $200,000 additional fee, the balance of the $200,000 owing at the time of such termination shall be payable to MCS on the effective date of such termination. In the event that this Agreement terminates or is terminated due to a breach by MCS, the balance of the $200,000 owing at the time of such termination shall not be payable to MCS.


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                C.      Revenue Sharing From CHM Hospital Management Agreements.
                        -------------------------------------------------------

                        As CHM enters agreements with hospitals to manage the hospitals ancillary services performed for ECFs, and as MCS provides consulting services pursuant to the terms of this Agreement for such CHM Hospital Management Agreements, MCS and CHM agree that the gross revenue generated from such CHM Hospital Management Agreement for ancillary services shall be divided and distributed as follows:

                        1) For the first year following the execution of this Agreement:

                                                65% to CHM
                                                35% to MCS

                        2) For the second year following the execution of this Agreement:

                                                75% to CHM
                                                25% to MCS

                        3) For the third year following the execution of this Agreement:

                                                80% to CHM
                                                20% to MCS

                        "Gross revenues" from the CHM Hospital Management Agreements shall be defined as the aggregate amount of monies paid by a hospital under a CHM Hospital Management Agreement, executed during the term of this Agreement, without any reduction due to expenses, costs, or liabilities associated with such CHM Hospital Management Agreements. MCS and CHM shall continue to share the gross revenue generated from all CHM Hospital Management Agreements executed during the term of this Agreement for a period ending three years after the date of this Agreement, notwithstanding that the term of a CHM Hospital Management Agreement may extend beyond the term of this Agreement or that this Agreement has been terminated prior to the expiration of such three year period.

3.      Term of Agreement.
        -----------------

                Subject to Paragraph 11, this Agreement shall become effective upon the date executed by the parties and shall continue in effect for fifteen years or until otherwise terminated in accordance with this Agreement.

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4. Location of Service Rendered

        MCS agrees to send and provide adequate personnel to any location that is reasonably necessary to perform the consulting, management and training services set forth in Paragraph 1 above. MCS's personnel shall be available for consultation during the hours normally worked by CHM's employees unless otherwise agreed between the parties and in special circumstances, MCS's personnel shall also be available to CHM during evening meeting hours and other reasonable times, when reasonably requested by CHM.

5. CHM Liaison.

        CHM agrees to assign a CHM employee to act as a liaison to MCS throughout the term of this Agreement. In addition, personnel required pursuant to any CHM Hospital Management Agreement in order to properly administer the billing process for the hospitals will be the responsibility of CHM. Other CHM employees will be assigned responsibilities, as deemed appropriate by both parties, in order to fulfill the terms of this Agreement and to properly perform services under each CHM Hospital Management Agreement. CHM shall bear the cost associated with providing adequate personnel necessary to properly perform services under the various CHM Hospital Management Agreements.

6. Agreement Not to Compete.

        A.      Limitations On Where MCS Can Compete.

                During the term of this Agreement, MCS agrees not to compete with CHM by performing any of the services or providing the products described in Paragraph 1 on its own behalf, or for any other person or entity, within a 25 mile radius of any hospital that CHM has an existing management agreement at the time this Agreement is executed or within a 25 mile radius of any hospital with whom CHM enters into a CHM Hospital Management Agreement during the term of this Agreement. A list of the hospitals with which CHM already has a management agreement, and the addresses of those hospitals, is attached hereto as Exhibit B. Notwithstanding anything herein to the contrary, MCS is not restricted from entering agreements with other entities in competition with CHM is the following geographical areas:

                        1) New Orleans, Louisiana

                        2) Denver, Colorado

                        3) Denton, Texas


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                4)  San Antonio, Texas

                5)  Salt Lake City, Utah

                6)  Columbus, Mississippi

B.      Confidential Information

        Each party acknowledges that in the course of its relationship with the other party as set forth hereunder, it will be come acquainted with confidential information belonging to the other party. Each party acknowledges that such information constitutes valuable, special and unique property of the other party. this information relates to the methods of each party's operations, management techniques, training techniques and information, computer software programs, information regarding analysis of productivity, information regarding reimbursement by Medicare and other methodology related to the implementation of hospital management agreements which allow hospitals to effectively provide ancillary services to ECFs. Each party agrees that it will not, nor will any of its employees, agents, officers, directors or any other entity with which it has an affiliation, without the written consent of the other party, disclose or make any use of such confidential information except as may be required in the course of performing the terms of this Agreement. In the event of a breach or a threatened breach by a party of the provisions of this subparagraph, the other party shall be entitled to an injunction retraining the breaching party from disclosing, or using, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting a non-breaching party from pursuing any other remedies available to it due to such breach or threatened breach by the other party, including the recovery of damages. The covenants set forth in this subparagraph
        B shall be construed as agreements independent of other provisions of this Agreement. Notwithstanding anything herein to the contrary, upon the termination of this agreement, if CHM has not defaulted in any of its obligations set forth in this Agreement, CHM shall have the unrestricted license to use any techniques, materials, and/or documents provided to CHM and set forth on Exhibit A. However, these rights granted CHM upon termination of this Agreement are not exclusive to CHM. The license granted in this subparagraph B does not apply to any computer software programs (see subparagraph E below).

C.      Restrictions on CHM.

        All CHM Hospital Management Agreements entered by CHM during the


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        term of this Agreement shall be effected by this Agreement. CHM shall not make any such agreements with hospitals during the term of this Agreement that do not allow payment to MCS pursuant to the terms of Paragraph 2(C) above. Notwithstanding anything herein to the contrary,
        1) if CHM does not already have a CHM Hospital Management Agreements with a particular hospital, or 2) if there have been no negotiations between CHM and a hospital for purposes of entering a CHM Hospital Management Agreement, or 3) if there is no intention of CHM negotiating or entering a CHM Hospital Management Agreement with a particular hospital within the next twelve (12) months, then CHM is free to negotiate an agreement with a particular hospital wherein
        CHM would manage only respiratory therapy ancillary services for that hospital. If one or more of these three conditions is satisfied, then revenues generated from the management of such respiratory therapy ancillary services are not subject to Paragraph
        2(c) above.

D.      Other Agreements Made By MCS.

        Notwithstanding anything herein to the contrary, except for the restrictions set forth in subparagraph 6(A) above, MCS is not prohibited nor restricted in any way from entering an agreement with other persons or entities to perform the same or similar services and to provide the same or similar information as that which is set forth in Paragraph 1 above.

E.      Computer Software License.

        Upon the termination of this Agreement, if CHM has not defaulted in any of its obligations set forth in this Agreement, CHM shall have the right to acquire a non-exclusive license to use the computer software included in the MCS Ancilary Services Product. The computer license will be terminable by CHM upon sixty (60) days prior written notice and available to CHM for a price to be paid by CHM to MCS in an amount not to exceed $2,500 per hospital with whom CHM has a CHM Hospital Management Agreement, per year. If CHM desires to acquire such a license, CHM will also be required to execute a computer software license agreement with MCS at that time. Included in such software license will be the obligation of MCS to update and maintain the software at no aditional charge to CHM.

7.      Relationship.

        The relationship between the parties hereto should not in any way be construed as a partnership or a joint venture. Neither party shall be liable for the actions, debts or expenses of the other unless specifically set forth herein. CHM has contracted with MCS for MCS to solely


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provide the consulting services as set forth in Paragraph 1, providing CHM with the expertise, management and training skills necessary for CHM to effectively implement and perform ancillary services management agreements with various hospitals wherein CHM will provide management to various hospitals.

8.      Costs.

        Each party agrees that it will bear its own costs and expenses related to the performance of its respective duties and the performance of the terms as set forth in this Agreement.

9.      Prohibition Against Self-Referral.

        CHM understands and agrees that it may not direct or otherwise unduly influence the flow or referral of patients to facilities that would violate any provisions of the law, such as prohibitions against self-referral under the federal Medicare and Medicaid programs. CHM understands, agrees and will ensure that patients be given full and free choice of facilities, and that because
CHM and a facility have an agreement for the provision of ancillary services does not mean or imply that such facility will receive in any way a guaranteed flow of patient referrals from CHM.

10.     Indemnity.

        CHM agrees to indemnify, protect and save MCS, its officers, directors, employees and agents, harmless from and against all claims, actions, and suits, whether groundless or otherwise, from and against any and all liabilities, losses, damages, judgments, costs, penalties, taxes, assessments, charges, attorneys fees and other expenses of every nature and character which MCS suffers or incurs or to which it may be subject or for which it may be liable as a result of (a) CHM or any hospital with which CHM has contracted, performing ancillary services, including but not limited to, occupational therapy, speech therapy, physical therapy, respiratory therapy, laboratory services and/or pharmacy services except in those incidences where such claims, actions and/or suits are caused by the negligence or willful misconduct of MCS or by the malfunction or defectiveness of any CMS Ancillary Services Product, or (b) CHM violating any directors, employees and agents, harmless from and against any and all liabilities, losses, damages, judgements, costs, penalties, taxes, assessments, charges, attorneys fees and other expenses of every nature and character which CHM suffers or incurs or to which it may be subject or for which it may be liable as a result of (a) the negligence or willful misconduct of MCS or the malfunction or defectiveness of MCS Ancillary Services Product, or (b) violating any of the terms of this Agreement.


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11.     Termination.
        Either party may elect to terminate this Agreement at any time the other party materially breaches this Agreement by providing thirty days written notice to the breaching party. If the breaching party cures its breach during that thirty day period of time, the Agreement shall remain in effect through the remaining term of the Agreement. In addition, either party may terminate this Agreement at any time after the third anniversary date hereof, without cause, by giving the other party sixty (60) days prior written notice. Subject to Paragraph 6E, upon termination of this Agreement by either party, prior to the expiration of the fifteen year term of this Agreement (hereinafter "Premature Termination"), any books, records, files, forms, reports, accounts, management procedure manuals, training procedure manuals, computer software programs or any other documentation provided by MCS to CHM (in this paragraph these items shall collectively be referred to as "documents") shall be immediately returned by CHM to MCS. Upon Premature Termination of the Agreement, CHM shall have no further right to use any such documents, and/or the MCS Ancillary Services Product, regardless of the party responsible for the breach or alleged breach, other than as provided in Paragraph 6E above.

12.     Disclaimer Of Revenue Projections.

        CHM is not relying upon any business plan or projections done by MCS, or any other verbal or written representations and/or warranties regarding the potential for income that can be earned by CHM, using the MCS Ancillary Service Product.

13.     Applicable Law.

        The Agreement shall be subject to and governed by the laws of the State of Texas, regardless of the fact that one or more of the parties now is or may become a resident of a different state.

14.     Counterparts.

        The Agreement may be executed in one or more parts, all of which taken together shall constitute one instrument.

15.     Entire Agreement.

        The terms of this Agreement constitute the entire agreement between the parties, and the parties represent that there are no collateral agreements or side agreements not otherwise provided for within the terms of this Agreement.

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16.     Execution of Documents.

        The parties agree to execute all documents that may be necessary to carry out the intent and purposes of the Agreement.

17.     Good Faith - Attorney's Fees and Costs.

        If either party fails to comply with any of the provisions of the Agreement and the other party takes action to enforce such provisions or to enforce any payment stipulated to in the Agreement, the losing party will pay to the prevailing party reasonable costs and expenses, including attorney's fees as determined by the court or arbitrator.

18.     Interpretation.

        Whenever any word is used in the Agreement in the masculine gender, it shall also be construed as being used in the feminine and neuter genders, and singular usage shall include the plural and vice versa, all as the context shall require.

19.     Marginal Headings.

        The marginal headings of the paragraphs of this Agreement are for convenience only, and are not to be considered a part of the Agreement or used in determining its content or context.

20.     Modification.

        Any modification or amendment of the Agreement shall be in writing and shall be executed by all parties.

21.     Partial Invalidity.

        If any provision of the Agreement is held to be invalid or unenforceable, all the remaining provisions shall nevertheless continue in full force and effect.

22.     Assignment.

        This Agreement shall not be assigned without the prior written consent of the other party, which consent shall not be unreasonably withheld.

23.     Waiver.

        Any waiver by any party of a breach of any provision of the Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
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                IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date and year first above written.

                                        MANAGED CARE SOLUTIONS, INC.

                                        BY:  James A. Burns
                                            -------------------------


                                        ITS:  Vice Chairman
                                             ------------------------


                                        CORNERSTONE HEALTH MANAGEMENT
                                        COMPANY


                                        BY:  Dennis A. Johnston
                                            -------------------------

                                        ITS:  Chief Executive Officer
                                            -------------------------





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